Exhibit 99.2

FOR IMMEDIATE RELEASE

Pamela M. Murphy

Vice President, Investor Relations/Corporate Communications

302/498-6944

Incyte Completes Offering of Convertible Senior Notes

Wilmington, DE —September 30, 2009 - Incyte Corporation (Nasdaq:  INCY) today announced that it has completed its previously announced private placement of $400.0 million aggregate principal amount of 4.75% Convertible Senior Notes due 2015, including notes issued upon the exercise in full of the initial purchasers’ option to purchase additional notes.  Incyte estimates that the net proceeds from this offering will be approximately $387.3 million, after deducting fees and expenses.  Incyte repurchased $86.3 million of its existing 3½% Convertible Senior Notes due 2011 and $99.9 million of its existing 3½% Convertible Subordinated Notes due 2011 concurrently with the private placement.  Incyte intends to use the balance of the net proceeds to repurchase or otherwise retire outstanding debt through open market transactions, negotiated transactions or otherwise, and to the extent not used to repurchase or otherwise retire outstanding debt, for general corporate purposes, including research and development activities.

This press release does not constitute an offer to sell or the solicitation of an offer to buy securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.  The notes and the common stock and preferred stock issuable upon conversion of the notes have not been registered under the Securities Act of 1933 or applicable state securities laws and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act of 1933 and applicable state securities laws.

Forward-Looking Statements

Except for the historical information contained herein, the matters set forth in this press release, including statements with respect to the intended use of net proceeds from the offering, are all forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including uncertainties associated with the repurchase and retirement of outstanding debt, unanticipated costs in research and development efforts or other unanticipated cash requirements, and other risks detailed from time to time in Incyte’s filings with the Securities and Exchange Commission, including its Quarterly Report on Form 10-Q for the quarter ended June 30, 2009. Incyte disclaims any intent or obligation to update these forward-looking statements.